FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-216769

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated November 20, 2018 to the current variable life and annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding changes to certain portfolios. Please note, that the portfolios may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes described below.

A.	Changes to the Franklin Small Cap Value VIP Fund

On November 1, 2018, Franklin Mutual Advisers, LLC replaced Franklin Advisory Services, LLC as a Sub-Adviser to the Franklin Small Cap Value VIP Fund. Accordingly, all references to Franklin Advisory Services, LLC in the Prospectus are replaced with Franklin Mutual Advisers, LLC.

B.	AXA International Value Managed Volatility Portfolio (“Portfolio”) Sub-Adviser Resignation

Northern Cross, LLC (“Northern Cross”) one of the two sub-advisers to the Portfolio, has notified AXA Funds Management Group, LLC (the Portfolio’s Investment Adviser) that it will resign effective December 15, 2018. The Portfolio consists of two portions: an Active Allocated Portion, which is actively managed, and an Index Allocated Portion, which seeks to track the performance of an index. Northern Cross has been the sub-adviser to the Active Allocated Portion of the Portfolio and BlackRock Investment Management, LLC (“BlackRock”) has been the sub-adviser to the Index Allocated Portion of the Portfolio.

BlackRock will continue to manage the Index Allocated Portion of the Portfolio and will also sub-advise the Active Allocated Portion on an interim basis until the Board of Trustees for the Portfolio selects a new sub-adviser, with reallocation beginning on November 5, 2018.

There is no change in the Portfolio’s investment objective.

Therefore, effective December 15, 2018, all references to Northern Cross, LLC in your Prospectus are hereby deleted.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Adviser of the Portfolio. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and/or for certain contracts co-distributed by affiliate

AXA Distributors, LLC

Copyright 2018 AXA Equitable Life Insurance.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

MONY Life Insurance Company of America

Administrative Office: 525 Washington Blvd.

Jersey City, NJ 07310

212-554-1234

IM-10-18 (10/18)
Global Life/Annuities - Inforce/New Biz	158989 (11.18)
AR Mail	#651407